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                                                                  Exhibit (e)(7)

                               November 1, 2001

Mr. Deryk King
Chairman & CEO, North America
Centrica plc
25 Sheppard Avenue West
Suite 1500
Toronto, Ontario M2N6S6
Canada

Dear Mr. King:

You have expressed interest in pursuing a transaction (the "Transaction") involving the capital stock or assets of NewPower Holdings, Inc. (the "Company"). You understand that prior to or during the course of negotiations in respect of the Transaction, certain confidential information concerning the Company and/or the Company's affiliates, may be disclosed to you or your directors, officers, employees, affiliates and advisors ("your representatives"), either in written form or orally (the "Evaluation Material"). You hereby acknowledge that you will be responsible for any breach of the terms of this Agreement by your representatives. In consideration of the Company agreeing to make the Evaluation Material available to you or your representatives, you agree as follows:

1. No disclosure of your interest in the Company will be made by you or your representatives prior to the execution of a definitive, written purchase agreement between you and the Company in respect of the Transaction, except as may be otherwise agreed upon by you and the Company in writing.

2. The fact that the Company is providing Evaluation Material to you, the fact that the parties have had, are having or may have discussions concerning the Transaction, and any negotiations that may occur between you and the Company shall also be deemed Evaluation Material and treated in accordance with the provisions hereof. All Evaluation Material will be held in complete confidence and, without the Company's prior written consent, will not be disclosed, in whole or in part, to any other person (other than such of your representatives who need access to any such materials or information for purposes of your evaluating or negotiating the Transaction), nor will any Evaluation Material be used in any manner detrimental to the Company or its affiliates or for any purpose other than your evaluation or negotiation of the Transaction. You shall exercise a degree of care not less than the care you use to protect your own proprietary or confidential information, and in no event less than a reasonable degree of care in protecting the confidentiality of the Evaluation Material. The term "Evaluation Material" does not include any information:

         (a) which at the time of disclosure to you or your representatives is in the public domain or which after such disclosure comes into the public domain through no fault of you or your representatives;
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         (b)      which was available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party;

         (c) which was in your possession on a non-confidential basis prior to its disclosure by the Company or its advisors to you, provided that to your knowledge such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party; or

         (d) which is required by applicable law, stock exchange rules or regulatory authority to be disclosed, provided that you have complied with the provisions of paragraph 5.

3. You shall be responsible for ensuring that your representatives adhere to the terms of the undertakings of this agreement as if such persons were original parties hereto.

4. Upon written request from the Company, or upon termination of discussions between you and the Company regarding the Transaction, you will promptly return all Evaluation Material received in tangible form or will destroy and certify in writing to the destruction of all such Evaluation Material provided to you or your representatives, including all copies thereof which may have been made by or on behalf of you or your representatives, and all notes or memoranda or other stored information of any kind prepared by you or your representatives relating to the Evaluation Material or negotiations generally. The return or destruction of any Evaluation Material shall not extinguish any rights or obligations hereunder with respect thereto. If you lose or make an unauthorized disclosure of the Evaluation Material, you shall notify the Company immediately and use reasonable efforts to retrieve the lost or wrongfully disclosed Evaluation Material.

5. If, in connection with any applicable law, stock exchange rules, regulation or proceeding, you or your representatives become (or if it is reasonably likely that you or they shall become) legally compelled (whether by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or otherwise) to disclose any Evaluation Material, immediate written notice of such fact shall be given to the Company prior to any such disclosure so that appropriate action may be taken by the Company, and you will cooperate with the Company in its taking of such appropriate action. If, prior to the deadline to disclosing such Evaluation Material, the Company is unable to obtain a protective order or other appropriate remedy, you and your representatives shall furnish only that portion of the Evaluation Material which you are advised by opinion of your counsel is legally required to be furnished and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded such Evaluation Material.

6. Without prejudice to any other rights or remedies the Company may have, you acknowledge and agree that money damages would not be an adequate remedy for any breach of this agreement and that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this agreement by you or your representatives.

7. You acknowledge that, except as may be set forth in a definitive, written purchase agreement in respect of the Transaction, neither the Company nor any of its directors, officers, employees, affiliates or advisors shall have been deemed to make, or shall be responsible or otherwise have any liability for, (i) any representations or warranties, express or implied, with respect to the accuracy or completeness of the Evaluation Material supplied


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         under this agreement or (ii) the use of the Evaluation Material.
         Further, it is acknowledged hereby by you that only those representations and warranties made by the Company in a definitive, written purchase agreement in respect of the Transaction shall have any force or effect.

8. You acknowledge that nothing contained herein shall be construed as granting or conferring any rights by license or otherwise in the Evaluation Material, or under any trademark, patent, copyright, mask work or any other intellectual property right of the Company.

9. During the period of one year commencing on the date hereof, neither you nor any of your representatives shall solicit or actively seek to hire any person who during such period is employed by the Company, whether or not such person would commit any breach of such person's contract of service in leaving such employment; provided, however, that you shall not be prohibited from (i) employing any such person who contacts you on his or her own initiative and without any direct or indirect solicitation by you or your representatives or (ii) conducting generalized solicitations for employees (which solicitations are not specifically targeted at employees of the Company).

10. You agree that until one year from the date of this agreement, neither you nor your representatives under your control or acting on your behalf will, alone or in concert with others, without the express prior written approval or invitation of the Board of Directors of the Company, (i) acquire, agree to acquire or make any proposal to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of the Company, (ii) propose to enter into any merger or business combination involving the Company or purchase a material portion of the assets of the Company, (iii) make or participate in any solicitation of proxies to vote, or otherwise seek to advise or influence any person with respect to the voting of any securities of the Company, (iv) form, join or participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, (v) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing, (vii) assist, advise or encourage any other person in doing any of the foregoing (including by knowingly providing or arranging financing for that person), or (viii) take any action which might require the Company to make a public announcement regarding the possibility of a business combination, merger or other extraordinary transaction. Except as provided above, you also agree during such period not to request, directly or indirectly, the Company (or its directors, officers, employees, affiliates or advisors) to amend or waive any provision of this paragraph. You hereby represent that neither you nor your affiliates beneficially own any shares of capital stock of the Company, other than shares which may be held by employee benefit plans of Centrica plc or its affiliates and subsidiaries. The parties agree that the acquisition or holding by any employee benefit plan of Centrica plc or its affiliates and subsidiaries of any securities of the Company in the ordinary course of business shall not be a violation of any provision of this Section.

         In the event that during the one year period described in the preceding paragraph there shall be publicly disclosed by the Company or an unrelated third party a proposal for a transaction between the Company and such third party involving (i) a sale, merger, consolidation, or business combination of the Company, (ii) a sale of all or substantially all of the assets of the Company or (iii) a sale of, tender offer for or exchange offer for more than 50% of the outstanding equity securities of the Company (including any security convertible into or


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         exchangeable for any such securities or any other right to acquire any such securities), then the provisions of the preceding paragraph shall terminate.

11. You acknowledge and confirm that no information provided, or statements made, to you or your representatives prior to, in the course of or for the purpose of negotiations, will constitute an offer by the Company or on the Company's behalf, nor will any such information or statements form the basis of any contract or agreement (including, without limitation, an agreement in principle), to sell the Company or any of its capital stock or assets.

12. You acknowledge that the Company and the Company's advisors shall be free to conduct the process in respect of the Transaction as they in their sole discretion shall determine, including, without limitation, negotiating with any prospective or interested parties.

13. You will maintain contact with the Company through Credit Suisse First Boston Corporation, the Company's financial advisor, and will not make any direct communication with the Company's directors, officers, employees, affiliates or stockholders without the express permission of either (i) the Company's chief executive officer or chief financial officer or (ii) Credit Suisse First Boston Corporation.

14. No failure or delay by the Company in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of the Company or other authorized person on its behalf.

15. The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision, and the challenged provision shall be deemed deleted or modified to the extent necessary for such provision to be effective to the fullest extent permitted by law.

16. This agreement (i) constitutes the entire understanding between the parties with respect to Evaluation Material provided in connection with the Transaction and (ii) supersedes all prior agreements between the parties with respect to Evaluation Material provided in connection with discussions relating to the Transaction.

17       This agreement shall terminate one year from the date hereof.



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This agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein.

                                          Very truly yours,

                                          NEWPOWER HOLDINGS, INC.




                                          By: /s/ William I Jacobs
                                              ------------------------------
                                              Name:  William I Jacobs
                                              Title: Chief Financial Officer


Accepted and agreed to as of the date hereof:

Centrica plc


By:   /s/ Deryk King
      ---------------------------
      Name:  Deryk King
      Title: CEO, North America



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